Exhibit 10 (g)

1st SOURCE CORPORATION
DIRECTOR RETAINER STOCK PLAN
As Amended and Restated August 3, 2018
Effective April 25, 2013

1.	Purpose of the Plan.
The purpose of this 1st Source Corporation Director Retainer Stock Plan (the “Plan”) is to provide the directors of 1st Source Corporation, an Indiana corporation (the “Company”), with a convenient means to elect to invest their annual retainer and annual fees in Company stock, and thereby further enhance their individual investment in the Company and further align their interests with the interests of other shareholders of the Company.

2.	Definitions.
Unless the context clearly indicates otherwise, the following terms when used in the Plan shall have the following meanings:
(a)“Annual Fees” means the collective fees earned by an Eligible Director, other than the Annual Retainer, for attendance at particular meetings of the Board of Directors or its Committees. As of the effective date of this amended Plan the Annual Fees are earned as meetings are attended and are paid in arrears. The election period in respect of the investment of Annual Fees in Company stock shall be beginning the twelve-month period beginning in May and ending the following April a (unless the Committee shall otherwise determine in advance of an election period).

(b)“Annual Retainer” means the annual fee paid to Eligible Directors for service as a member of the Board and the annual fee paid to Eligible Directors who serve as chair of a Board committee for service as chair for the ensuing year. As of the effective date of this amended Plan, the Annual Retainer is paid in advance, in respect of the twelve-month period beginning in May and ending the following April and has typically been paid in April or May for such period. Annual Retainer shall not include fees paid for attending particular meetings of the Board or committees of the Board. The Annual Retainer (including any chairman retainer) is fully earned when paid and is not subject to remittance or recovery in whole or in part should the director receiving the Annual Retainer fail, for any reason, to serve for the entire period for which the retainer is paid.

(c)“Board” means the Board of Directors of the Company.

(d)“Committee” means the committee appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Executive Compensation and Human Resources Committee of the Board.

(e)“Common Stock” means the Common Stock, without par value, of the Company.

(f)“Election” means an election made by an Eligible Director pursuant to Section 7.

(g)“Election Date” means the last day of the month (which shall be April unless the Committee otherwise determines in advance of a payment period) prior to the twelve-month period for which the Annual Retainer or Annual Fees will be paid. (Notwithstanding the foregoing, with respect to Annual Fees payable for the period from August 1, 2014, through April 30, 2015, the Election Date shall be July 31, 2014.)

(h)“Eligible Director” means a member of the Board who is not an employee of the Company or a subsidiary of the Company.

(i)“Fair Market Value” of a share of Common Stock means the consolidated closing bid price of one share of Common Stock as reported on NASDAQ for the second trading day immediately preceding the Retainer Payment Date or Fees Payment Date, as applicable.
(j)“Fees Payment Date” means, with respect to Annual Fees subject to an investment election payable for a particular election period:

•	for Annual Fees earned through June 30, the first NASDAQ trading day of August;

•	for Annual Fees earned through September 30, the first NASDAQ trading day of November;

•	for Annual Fees earned through December 31, the first NASDAQ trading day of February;

•	for Annual Fees earned through April 30, the first NASDAQ trading day of June.
(k)“NASDAQ” means The NASDAQ Stock Market, LLC.

(l)“Retainer Payment Date” means the first NASDAQ trading day in June.

(m)“Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule.

3.	Plan Administration.
The Plan shall be administered by the Committee. Each member of the Committee shall qualify as a “non-employee director” under Rule 16b-3. The Committee shall have full power, discretion and authority to interpret and administer the Plan consistent with the express provisions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

4.	Effective Date, Applicable Date and Duration.
The Plan shall become effective on the date it is approved by the Board, unless the Board designates another date, and shall apply to Annual Retainers for the 2013 calendar year and subsequent years, subject to suspension, termination or amendment of the Plan pursuant to Section 9. The term of the Plan shall be indefinite.

5.	Common Stock Subject to the Plan.
The maximum number of shares of Common Stock that may be issued under the Plan shall be 100,000 shares, subject to adjustment in accordance with Section 9. The shares of Common Stock issued under the Plan may be authorized and unissued shares of Common Stock and/or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

6.	Calculation and Payment of Annual Retainer and Annual Fees.
(a)The number of shares of Common Stock to be received by a director who has elected to receive all or a portion of his or her Annual Retainer in shares of Common Stock shall be calculated by dividing the dollar amount of the elected portion of the Annual Retainer by the Fair Market Value of one share of Common Stock. The Company shall pay the elected portion of the Annual Retainer on the Retainer Payment Date.

(b)The number of shares of Common Stock to be received by a director who has elected to receive his or her Annual Fees in shares of Common Stock shall be calculated by dividing the dollar amount of the Annual Fees earned during the applicable period by the Fair Market Value of one share of Common Stock. The Company shall pay Annual Fees on the applicable Fees Payment Date.

(c)No fractional shares of Common Stock shall be issued pursuant to the Plan. The number of shares of Common Stock otherwise issuable to an Eligible Director on any Retainer Payment Date or Fees Payment Date, if not a whole number, shall be rounded down to the nearest whole share, and any fractional share otherwise issuable shall be paid in cash.

(d)The Plan is not intended, and shall not be deemed, to limit the authority of the Board or any committee of the Board that is so authorized by the Board to increase or decrease the amount of the Annual Retainer or the period in respect of which it is paid from time to time.

7.	Election.
Prior to each Retainer Election Date and each Fees Election Date, as applicable, each Eligible Director shall make an Election as to whether his or her Annual Retainer or Annual Fees, as applicable, for the next-following twelve-month period is to be paid in shares of Common Stock. The Election shall be made on a form provided to the Eligible Director by the Company for that purpose and that shall be returned to the Committee for receipt prior to the applicable Election Date, and shall be dated and signed by the Eligible Director submitting the form. Any Election that is made in accordance with this Section 7 shall be binding with respect to the twelve-month period for which the Annual Retainer or Annual Fees are payable, as applicable and all subsequent years unless prior to the applicable Election Date for a subsequent year, the Eligible Director delivers a revocation of his or her Election. The Election with respect to Annual Retainer may apply to all or a portion of the Annual Retainer. The Election with respect to Annual Fees shall apply to 100% of the Annual Fees.
Notwithstanding the foregoing, only with respect to the Annual Retainer for the calendar year 2013 to be paid in April 2013, an Eligible Director may make an Election if such Election is delivered not later than April 30, 2013 and such Eligible Director’s Election to receive Common Stock in respect of the 2013 Annual Retainer is specifically approved by resolution of the Committee or the Board of Directors.

8.	Suspension, Termination and Amendment of the Plan.
The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable; provided, however, that no amendment shall amend the Plan in a manner that would require approval of the Company’s shareholders under the applicable requirements of NASDAQ or any national stock exchange on which the Company’s Common Stock is then listed.

9.	Adjustment Provisions.
In the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution, or other similar corporate transaction or event that affects the Common Stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of Eligible Directors’ rights under the Plan, the Committee may make an adjustment in the number of shares of Common Stock subject to the Plan.

10.	General Provisions.
(a)Notwithstanding any other provision of the Plan, the Company shall not be required to issue shares of Common Stock prior to the fulfillment of all of the following conditions:
(i)Any required listing or approval upon notice of issuance of such shares of Common Stock on any securities exchange on which the Common Stock may then be traded.

(ii)Any registration of the shares of Common Stock subject to the Plan under the Securities Act of 1933.

(iii)Any registration or qualification of the shares of Common Stock under any state law or regulation or other qualification that the Board deems necessary.

(iv)Any other required consent or approval or permit from any state or Federal government agency.

The Company shall use its best efforts to effect promptly such registrations, listings, qualifications or other approvals and to comply promptly with such laws and regulations.
(b)Nothing contained in the Plan will confer upon any director any right to continue to serve as a member of the Board. The Plan shall not interfere with or limit in any way the right of the Company to remove an Eligible Director from the Board.

(c)The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for members of the Board as it may deem desirable.

(d)To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the internal laws of the State of Indiana.

(e)In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

(f)The issuance of shares of Common Stock under the Plan shall be subject to applicable taxes or other laws or regulations of the United States of America or any state having jurisdiction. To the extent required by applicable law or regulation, an Eligible Director must arrange with the Company for the payment of any Federal, state or local income or other tax applicable to the receipt of Common Stock under the Plan before the Company shall be required to issue shares of Common Stock to an Eligible Director.

(g)Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.